Exhibit 99.1

Regency Centers Announces the Nominations of Karin Klein and Thomas Furphy to Board of Directors

JACKSONVILLE, Fla. (March 21, 2019) - Regency Centers Corporation (“Regency” or the “Company”; NASDAQ: REG) today announced that Karin Klein and Thomas Furphy have been nominated for election to the Company's Board of Directors (the “Board”) at Regency’s 2019 Annual Meeting of Shareholders, which is to be held on May 7, 2019.

Ms. Klein is the founding partner of Bloomberg Beta, a venture capital firm which invests in technology companies that help businesses work smarter, with a focus on machine intelligence, since 2013. She is recognized as a top venture capitalist and New York Business Journal’s leading “Women of Influence.” Prior to launching Bloomberg Beta, Ms. Klein was head of New Initiatives, Strategy and Business Development for Bloomberg L.P. from 2010 to 2013. Prior to Bloomberg, from 2000 to 2010, Ms. Klein served in various roles at Softbank Corp., a multinational telecommunications and technology company, including the role of Director of Corporate Development. Before Softbank, she also held investing and operating roles at several investment companies and co-founded a children’s education business. She serves as a Director of Paramount Group, Inc., and is a member of the board of trustees of Harvey Mudd College.

Mr. Furphy is Chief Executive Officer and Managing Director of Consumer Equity Partners, a venture capital and venture development firm. Prior to that, Mr. Furphy served as Vice President of Consumables and AmazonFresh at Amazon from 2005 to 2009, where he was responsible for the underlying strategy, development and execution of the company’s grocery and health and beauty businesses. Prior to Amazon, Mr. Furphy was the founder and Chief Executive Officer of Notiva, a leading provider of web-based trade settlement software for retailers and their trading partners. Prior to Notiva, from 1991 to 1999, he held various senior management roles at Wegmans Food Markets. Mr. Furphy also serves as Chairman of Ideoclick, Inc., a full service ecommerce agency and previously served as a board member of BevyUp, a digital retail selling platform, which was acquired by Nordstrom in March 2018.

Regency believes that the quality, dedication and chemistry of the Board have been and will be integral to the Company’s success. To ensure these vital characteristics are maintained in the future, the Board continues to execute on its Board Refreshment Plan which, among other things, has a focus on enhancement of Board diversity. The Company is excited to add the technology and retail expertise of the newly nominated directors.

As part of the aforementioned Board refreshment plan, at the February 2019 Board meeting, Ms. Mary Lou Fiala, a long-tenured director and former President and Chief Operating Officer of the Company, advised the Board that she would not stand for re-election.

“I first want to thank Mary Lou for her time served on our Board. Her contribution to the Company as a Board member as well as our President and Chief Operating Officer, has been instrumental to our success over the years. We will greatly miss her insights and contributions,” said Martin E. “Hap” Stein, Jr., Chairman and Chief Executive Officer. “At the same time we are thrilled about the opportunity to add

Exhibit 99.1

Karin and Tom to our Board. Each will bring valuable technology expertise coupled with other highly relevant perspectives on the retail industry, which will enhance our ability to ensure our strategy remains relevant in the ever-changing world of retail real estate.”

Important Additional Information and Where You Can Find It

The Company, its directors and certain of its executive officers may be deemed to be participants in a solicitation of proxies from the Company's shareholders at its 2019 Annual Meeting of Shareholders in connection with the director nominations disclosed above. Information regarding the Company's directors and executive officers and their respective interests in the Company, by security holdings or otherwise, is set forth in the Company's Definitive Proxy Statement for its 2019 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission (the "SEC") on March 21, 2019, and reports filed by the Company and ownership forms filed by the directors and executive officers with the SEC. The Company will furnish its Definitive Proxy Statement for its 2019 Annual Meeting of Shareholders to shareholders entitled to vote at the meeting and will file a copy with the SEC. The Company urges its shareholders to carefully read the Definitive Proxy Statement for its 2019 Annual Meeting of Shareholders, and any other relevant documents filed by the Company with the SEC, when available because they will contain important information. Shareholders may obtain free copies of the materials referenced above at www.sec.gov or www.RegencyCenters.com.

About Regency Centers Corporation

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit www.RegencyCenters.com.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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